Exhibit 1.2

CAPITAL ONE AUTO FINANCE TRUST 2006-B

ASSET BACKED NOTES

TERMS AGREEMENT

             Dated: July 27, 2006

To:	CAPITAL ONE AUTO FINANCE, INC.
CAPITAL ONE AUTO RECEIVABLES, LLC

Re:	Underwriting Agreement, dated July 24, 2006

1. Terms of the Notes

Class	Initial Note Balance	Interest Rate	Final Scheduled Payment Date
Class A-1 Notes	$444,000,000	5.47963%	August 2007 Payment Date
Class A-2	$502,000,000	5.53%	May 2009 Payment Date
Class A-3-A Notes	$442,500,000	5.45%	February 2011 Payment Date
Class A-3-B Notes	$442,500,000	LIBOR	February 2011 Payment Date
Class A-4 Notes	$669,000,000	LIBOR+ 0.015%	July 2013 Payment Date

2. Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Banc of America Securities LLC

Credit Suisse Securities (USA) LLC

Lehman Brothers Inc.

RBC Capital Markets Corporation

Wachovia Capital Markets, LLC

3. Ratings

Class	Rating Agency
	Standard & Poor’s	Moody’s	Fitch
A-1	A-1+	Prime-1	F1+
A-2	AAA	Aaa	AAA
A-3-A	AAA	Aaa	AAA
A-3-B	AAA	Aaa	AAA
A-4	AAA	Aaa	AAA

4. Underwriting Liability

Underwriting Liability	Class A-1	Class A-2	Class A-3-A	Class A-3-B	Class A-4

Barclays Capital Inc.	$64,000,000	$72,000,000	$63,500,000	$63,500,000	$96,000,000
Deutsche Bank Securities Inc.	$64,000,000	$72,000,000	$63,500,000	$63,500,000	$96,000,000
Banc of America Securities LLC	$63,200,000	$71,600,000	$63,100,000	$63,100,000	$95,400,000
Credit Suisse Securities (USA) LLC	$63,200,000	$71,600,000	$63,100,000	$63,100,000	$95,400,000
Lehman Brothers Inc.	$63,200,000	$71,600,000	$63,100,000	$63,100,000	$95,400,000
RBC Capital Markets Corporation	$63,200,000	$71,600,000	$63,100,000	$63,100,000	$95,400,000
Wachovia Capital Markets, LLC	$63,200,000	$71,600,000	$63,100,000	$63,100,000	$95,400,000
Total Amount	$444,000,000	$502,000,000	$442,500,000	$442,500,000	$669,000,000

5. Purchase Price, Discounts and Concessions

	Class A-1	Class A-2	Class A-3-A	Class A-3-B	Class A-4
Gross Purchase Price	100.000000%	99.992298%	99.992919%	100.000000%	100.000000%
Underwriting Discount	0.090000%	0.130000%	0.165000%	0.165000%	0.210000%
Net Purchase Price	99.910000%	99.862298%	99.827919%	99.835000%	99.790000%
Maximum Dealer Selling Concessions	0.054000%	0.078000%	0.099000%	0.099000%	0.126000%
Maximum Dealer Reallowance Discounts	0.027000%	0.039000%	0.050000%	0.050000%	0.063000%

6. Time of Sale

12:00 noon (Eastern Time) (U.S.) on July 27, 2006 (the time the first Contract of Sale was entered into as designated by the Representatives.)

7. Closing Date

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Seller and COAF hereby agree that the Closing Date shall be August 4, 2006, 10:00 a.m., New York City time.

The Underwriters agree, severally and not jointly, to purchase the Notes subject to the terms and provisions of this Terms Agreement and the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof.

BARCLAYS CAPITAL INC.

By:	/s/ Glen Greeley
Name:	Glen Greeley
Title:	Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Rick Koppenhaver
Name:	Rick Koppenhaver
Title:	Vice President

By:	/s/ Elizabeth A. Whalen
Name:	Elizabeth A. Whalen
Title:	Director

For themselves and as representatives of the other several Underwriters named in this Terms Agreement.

Accepted and Agreed:

CAPITAL ONE AUTO RECEIVABLES, LLC, as Seller

By:	/s/ Jerry Hamstead
Name:	Jerry Hamstead
Title:	Assistant Vice President

CAPITAL ONE AUTO FINANCE, INC.

By:	/s/ Albert A. Ciafre
Name:	Albert A. Ciafre
Title:	Assistant Vice President